CODE OF ETHICS

April 1, 2015

I.           INTRODUCTION

In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts.  The Adviser is required to maintain a Code of Ethics pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 of the Investment Act of 1940, as amended (the “ 1940 Act”).

Covered Persons may not engage, directly or indirectly, in fraudulent conduct in connection with the purchase or sale of a security held or to be acquired by a client, including without limitation:

1.	Employing any device, scheme, or artifice to defraud any client;

2.
Making any untrue statement of material fact or omitting to state to any client a material fact necessary in order to make the statements made, in light of circumstances under which they are made, misleading;

3.	Engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client;

4.	Engaging in any manipulative practice with respect to any client; or

5.
Investing in derivatives to evade the restrictions of this Code.  Accordingly, individuals may not use derivatives to take positions in securities that would otherwise be prohibited by the Code if the positions were taken directly.

This Code cannot address every circumstance that may give rise to a conflict, a potential conflict or an appearance of a conflict of interest.  Therefore, each Covered Person (as defined below) is expected to be alert to such conflicts of interest with the Adviser clients and to conduct him/herself with good judgment.  Each Covered Person is required to promptly report any violations of this Code to the Compliance Officer.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser.  If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.           DEFINITIONS

1.
Access Person means any Supervised Person (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any client or (ii) who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

2.
Automatic Investment Plan means a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.
Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.	Covered Person means any Supervised Person or Access Person of the Adviser.

5.
Exempt Account means an account (often referred to as a “blind trust”) over which the Covered Person has no direct or indirect influence or control.  An account shall be deemed an Exempt Account if the Compliance Officer makes such determination after reviewing all relevant facts.

6.	Fully Discretionary Accounts means a Personal Account for which a third party has complete discretion over the timing and identification of securities to be purchased for such Account.

7.	Personal Account means any account in which a Covered Person has any beneficial ownership, including Fully Discretionary Accounts.

8.	Reportable Fund means:

(i)
Any fund for which the Adviser serves as an investment adviser or sub-adviser as defined in section 2(a)(20) of the 1940 Act (i.e., in most cases the adviser must be approved by the Fund’s board of directors before it can serve); or

(ii)
Any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.  For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the 1940 Act.

9.	Reportable Security means a security as defined in Section 202(a)(18) of the Advisers Act and generally includes all securities, except that it does not include:

(i)           Direct obligations of the Government of the United States;

(ii)	Bankers~~'~~’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)           Shares issued by money market funds;

(iv)           Shares issued by open-end funds other than Reportable Funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

10.
Short Sale means the sale of securities that the seller does not own.  A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

11.
Supervised Person means any partner, officer, director, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

III.	APPLICABILITY OF CODE OF ETHICS

This Code of Ethics applies to all Covered Persons and, where applicable, all Personal Accounts of all Covered Persons.  A Personal Account means any account in which a Covered Person has any beneficial ownership (excluding an Exempt Account) including, without limitation, an account maintained by or for:

•	A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•	Any immediate family members who live in the Covered Person’s household;

•
Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

Some examples of beneficial ownership include (i) securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial, or “street name” accounts, (ii) securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company, or other manager other than securities in an Exempt Account, (iii) securities in a person’s individual retirement account, (iv) securities in a person’s account in a 401(k) or similar retirement plan, even if the person chooses to give someone else investment discretion over the account, (v) securities owned by a trust of which the person is a beneficiary, and (vi) securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).  A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

IV.           RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.
General.  No Reportable Securities may be purchased or sold in a Personal Account, except as specifically set forth in this Code.  A Covered Person may purchase and sell interests in mutual funds, exchange traded funds, direct obligations of the U.S. government and other securities excluded from the definition above of Reportable Securities.

It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.  Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.	Short Sales. A Covered Person may not engage in any short sale of any publicly traded security in any Personal Account.

3.
Initial Public Offerings.  A Covered Person may not acquire any direct or indirect beneficial ownership in ANY initial public offering other than through ownership of interests in mutual funds and exchange traded funds.

4.
Private Placements and Investment Opportunities of Limited Availability.  A Covered Person may not acquire any beneficial ownership in ANY Reportable Securities in any private placement of securities or investment opportunity of limited availability, unless prior written approval of the Compliance Officer is obtained.

5.
Automatic Investment Plans.  A Covered Person may not, at any time, be invested in any plan over which the Covered Person has no direct or indirect influence or control that automatically purchases stock in a particular company at various intervals, except if such automatic investment plan relates to stock in a Covered Person’s prior employer that is disclosed to the Compliance Officer.  However, for the avoidance of doubt, a Covered Person may take part in dividend reinvestment plans.

6.
Fully Discretionary Accounts.  A Covered Person may have Fully Discretionary Account.  Transactions in such Accounts will not be restricted pursuant to paragraph 1 above, provided, that (i) pursuant to paragraph 4 above, there shall not be any purchases of initial public offerings in such Account (other than through ownership of interests in mutual funds and exchange traded funds), (ii) pursuant to paragraph 5 above, there shall not be any purchases of any Reportable Securities in any  private placement of securities or investment opportunity of limited availability, unless prior approval of the Compliance Officer is obtained, and (iii) transactions and holdings in a Fully Discretionary Account (excluding any Exempt Account) must be reported in Quarterly Transaction Reports and Annual Holdings Reports as set forth in Section VI below.

7.
Sales of Reportable Securities Previously Owned by Covered Persons.  If a Covered Person desires to sell a Reportable Security that he or she owns (which would generally only occur if the Covered Person had a beneficial ownership in the Reportable Security prior to becoming a Covered Person under this Code), he or she will be required to pre-clear such sale with the Compliance Officer.  The Covered Person shall provide the Compliance Officer with the name of the issuer and type of the Reportable Security, the amount of shares or units to be sold and such other information as the Compliance Officer may request.  The Compliance Officer may require the Covered Person to complete a pre-clearance form provided by the Compliance Officer.  The Compliance Officer shall consider such factors as he/she may determine in order to approve such sale, including checking with the Adviser’s traders to determine if the Adviser is considering purchasing or selling the Reportable Security for a client.  If the Covered Person receives approval to sell a Reportable Security from the Compliance Officer (which must either be in writing or via email to be effective), the sale must be executed before the end of the 2nd business day following the date approval has been received, provided, however, that such approval shall be terminated if prior to executing the trade the Covered Person knows, or should have known, that the execution thereof at such time under the then current facts would (i) violate this Code or (ii) not likely have been approved by the Compliance Officer.  The Compliance Officer can also revoke such approval for similar reasons. If the trade is not executed within that time frame and the Covered Person still wishes to effect the sale, then approval in the manner described above must again be obtained.

8.
Exempted Transactions.  The restrictions set forth in this Section IV shall not apply to (i) purchases or sales effected in any Exempt Account, (ii) purchases which are part of an automatic dividend reinvestment plan; and (iii) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

V.           OTHER RESTRICTIONS

1.
Service on Boards of Directors; Other Business Activities.  A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service.  Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account.

At the time a Covered Person submits the initial holdings report in accordance with Section VI(4) of this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any outside business activities in which the Covered Person has a role.  Without the prior written approval of the Compliance Officer, no Covered Person may engage in any outside business activities that may give rise to conflicts of interest or the appearance of conflicts of interest or otherwise jeopardize the integrity or reputation of the Adviser or any of its affiliates. Although the Adviser does not require approval of outside activities undertaken by family members, a Covered Person must contact the Compliance Officer if he or she believes that any such outside activities may raise or appear to raise a conflict of interest in connection with his or her employment or the business activities of the Adviser or one of its affiliates.

2.
Gifts and Business Entertainment Policy.  In order to address conflicts of interest that may arise when a Covered Person accepts or gives a gift, favor, special accommodation, or other items of value, the Adviser places restrictions on gifts and certain types of business entertainment.  Set forth below is the Adviser’s policy relating to gifts and business entertainment:

a)	Gifts

•
General - No Covered Person may give or receive any gift, service, or other item of more than de minimis value, which for the purpose of this Code of Ethics is $200, to or from any person or entity that does business with or potentially could conduct business with or on behalf of the Adviser.  No Covered Person may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser without the prior written approval of the Compliance Officer.

•
Solicited Gifts - No Covered Person may use his or her position with the Adviser to obtain anything of value from a client, supplier, person to whom the Covered Person refers business, or any other entity with which the Adviser does business.

•
Cash Gifts - No Covered Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser.

b)	Business Entertainment

•
General – Covered Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, which for the purpose of this Code of Ethics is generally value up to $500, if the person or entity providing the entertainment is present.

•
Extravagant Entertainment - No Covered Person may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Adviser.

c)	Reporting/Recordkeeping

•
Gifts - Each Covered Person must report any gifts in excess of de minimis value received in connection with the Covered Person’s employment to the Compliance Officer.  The Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Covered Person.

•
Business Entertainment – Each Covered Person must report any event likely to be viewed as so frequent or of such high value which, for the purpose of this Code of Ethics is generally anything over $500 but should include any event as to raise a question of impropriety.  Any such event must be approved by the Compliance Officer.

•	Recordkeeping - The Compliance Officer will maintain records of any gifts and/or business entertainment events so reported.

3.
Political Contributions. The SEC and certain states have adopted “pay-to-play” restrictions with respect to political contributions made by owners and employees of registered investment advisers. To ensure compliance with these regulations, all Covered Persons are prohibited from making or soliciting any political contributions or other payments (e.g., gifts and loans) to candidates running for or occupying an office at any level of government (i.e., local, state or federal).  This policy extends to donations made to a political party committee or other political committees.

4.
Management of Non-Adviser Accounts.  Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer pre-clears the arrangement and finds that the arrangement would not harm any client.  The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

5.	Compliance with Securities Law. Each Covered Person is required to comply with applicable Federal and state securities laws.

VI.           REPORTING

1.
Duplicate Copies of Account Statements to Adviser.  All Covered Persons should supply or direct their brokers or custodians or any persons managing the Covered Person's Personal Accounts in which any Reportable Securities are held to supply the Compliance Officer with duplicate monthly or quarterly statements and confirms of all transactions.  Such duplicate statements and confirms shall be sent via email to compliance@focapital.com or via regular mail to the Compliance Officer at the address of the Adviser.

2.
New Accounts.  Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new Personal Account in which any Securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.
Exempt Accounts.  A Covered Person must obtain the prior written approval of the Compliance Officer before opening an Exempt Account.  Covered Persons are not required to include Exempt Accounts and transactions therein in Holdings Reports and Transactional Reports.  Covered Persons are required to include Fully Discretionary Accounts and transactions therein in Holdings Reports and Transactional Reports.

4.
Initial and Annual Holdings Report.  All Covered Persons shall, (i) within 10 days of commencement of employment with the Adviser (or otherwise becoming a Covered Person) and (ii) within thirty (30) days following the end of each calendar year, complete, execute and submit a Holdings Report to the Compliance Officer (Schedule A for the Initial Holdings Report and Schedule B for the Annual Holdings Report) (or such other forms as the Compliance Officer may require from time to time).  Each Holdings Report shall list all of the Reportable Securities in which the Covered Person has any beneficial ownership (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) and the names of any brokerage firms or banks where the Covered Person has a Personal Account in which any securities are held.

The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than (i) in the case of the Initial Holdings Report, 45 days prior to the date the person becomes a Covered Person of the Adviser and (ii) in the case of the Annual Holdings Report, 45 days prior to the date the Report was submitted.

Each Holdings Report shall also include an acknowledgment that such Covered Person (i) has read, understands and has had the opportunity to ask questions concerning this Code; (ii) agrees to abide by this Code as amended from time to time; (iii) has complied with all requirements of this Code, except as otherwise notified by or reported to the Compliance Officer that he/she has not complied with certain of such requirements; and (iv) has reported all transactions required to be reported under this Code.

Each Holdings Report shall also include a Disciplinary History and Other Industry Activity Questionnaire which must be completed for purposes of the Adviser’s own disclosure requirements.  Each Covered Person must promptly inform the Compliance Officer if he or she becomes aware that any answers in the Disciplinary History and Other Industry Activity Questionnaire is no longer true and correct or is unlikely to be true and correct in the future.

5.
Quarterly Transactions Report.  If the duplicate confirmations and statements that a Covered Person causes to be submitted pursuant to paragraph 1 above include all transactions in Reportable Securities during the applicable quarter in which such Covered Person has any beneficial ownership (including the information set forth below in a. to e.), such Covered Person shall not be required to submit a Quarterly Transactions Report, provided such confirmations and statements are received by the Compliance Officer no later than 30 days after the end of such quarter.

If such duplicate statements and confirms are not provided as set forth in the prior paragraph, each Covered Persons shall, within 30 days after the end of each calendar quarter, complete, execute and submit a Quarterly Transactions Report to the Compliance Officer on Schedule C hereto (or such other form as the Compliance Officer may require from time to time) which must cover all transactions during the quarter in Reportable Securities in which such Covered Person has beneficial ownership, including the following information:

a.
The date of the transaction, the title of the security, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security in which the Covered Person had any beneficial ownership;

b.	The nature of the transaction (i.e. purchase or sale or any other type of acquisition or disposition);

c.	The price of the security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected; and

e.	The date the Covered Person submits the report.

6.	Covered Persons must report immediately any suspected violations of this Code of Ethics to the Compliance Officer.

VII.           RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, periodic statements and reports of Covered Persons, records of violations and actions taken as a result of violations, annual reports to registered fund Boards, acknowledgments and other memoranda relating to the administration of this Code of Ethics.  The Compliance Officer will maintain a list of all Covered Persons (which includes all Access Persons) of the Adviser currently and for the last five (5) years. All periodic statements of Covered Persons may be kept electronically in a computer database.

VIII.           OVERSIGHT OF CODE OF ETHICS

1.
Acknowledgment.  The Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Persons.  The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to acknowledge their receipt of this Code of Ethics in a form as may be approved by the Compliance Officer.

2.
Review of Transactions.  Each Covered Person's transactions in his/her Personal Account will be reviewed on a periodic basis and compared with transactions for the clients.  Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser.  The Chief Financial Officer will review the Compliance Officer’s transactions.

3.
Sanctions.  Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or referral to regulatory authorities or law enforcement agencies.  The Compliance Officer shall maintain records of any violations of this Code and of the actions taken as a result of such violations.

4.
Authority to Exempt Transactions.  The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law.  The Compliance Officer will maintain records of any exemption granted, describing the circumstances and reasons for the exemption.

5.
ADV Disclosure.  The Compliance Officer will ensure that the Adviser’s Form ADV Part 2 describes the Code of Ethics and offers to provide a copy of the Code of Ethics to any client or investor or prospective client or investor upon request.

6.	Additional Information. The Compliance Officer shall have the authority to request additional information from any Covered Person concerning his or her compliance with this Code.

7.
Delegation.  The Compliance Officer may delegate to any person responsibility for monitoring or performing any activities set forth in this Code, provided that the Compliance Officer shall supervise any such person in connection therewith.

8.
On a periodic basis, but not less than annually, the Chief Compliance Officer shall prepare a written report to each registered fund client’s Chief Compliance Officer and its Board of Trustees setting forth the following:

a.
A description of any issues arising under the Code of underlying procedures since the last report to the Board including, but not limited to, information about material violations of the code or underlying procedures and sanctions imposed in response to the material violations; and

b.	A certification on behalf of FOC Partners that FOC Partners has adopted procedures reasonably necessary to prevent Access Persons form violating the Code.

IX.           CONFIDENTIALITY

All reports of personal securities transactions and any other information collected or reported pursuant to this Code of Ethics will be treated as confidential, except as otherwise provided by law or in connection with any examinations by the Securities and Exchange Commission or any other authorized governmental body or self-regulatory agency.